Exhibit 99(a)

CLIFFS	Alpha Natural Resources

JOINT NEWS RELEASE

Cliffs Natural Resources and Alpha Natural Resources Announce Litigation Settlement and
Termination of Definitive Merger Agreement

CLEVELAND and ABINGDON, Va. – Nov. 17, 2008 – Cliffs Natural Resources Inc. (NYSE: CLF) and Alpha Natural Resources, Inc. (NYSE: ANR) today announced that the boards of directors of both companies have approved settlement of litigation brought by Alpha in Delaware Chancery Court and termination of the previously announced definitive merger agreement, under which Cliffs would have acquired all outstanding shares of Alpha.

The companies said each board’s decision was made after considering various issues, including the current macroeconomic environment, uncertainty in the steel industry, shareholder dynamics and risks and costs of potential litigation. Considering these issues, each board determined that settlement of the litigation and termination of the merger agreement were in the best interests of its equity holders.

Alpha and Cliffs added that, going forward, the companies plan to work together to find ways to realize synergies in their respective coal operations.

Under the terms of the settlement agreement, the merger agreement will be terminated, Cliffs will pay Alpha $70 million, Alpha will dismiss the Delaware litigation with prejudice and the parties will release each other from all obligations with respect to the proposed transaction as well as from any claims arising out of or relating to the merger agreement.

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http://www.cpg-llc.com/clearsite/clf/emailoptin.html

ABOUT CLIFFS NATURAL RESOURCES INC.
Cliffs Natural Resources Inc., headquartered in Cleveland, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs also is majority owner of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30% interest in the Amapá Project, a Brazilian iron ore project, and a 45% economic interest in the Sonoma Project, an Australian coking and thermal coal project.

News releases and other information on the Company are available on the Internet at:
http://www.cliffsnaturalresources.com or
www.cliffsnaturalresources.com/Investors/Pages/default.aspx?b=1041&1=1

ABOUT ALPHA NATURAL RESOURCES
Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 89 percent of the company’s reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 57 mines supplying 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,600 people.

News releases and other information on the Company are available on the Internet at:
http://www.alphanr.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Certain matters discussed in this document that are not historical or current facts and deal with potential future circumstances and developments, in particular, the statement about expectations that Cliff and Alpha will explore opportunities to work together for their mutual benefit. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Risks and uncertainties relating to Cliffs and/or Alpha include: changes in demand for iron ore pellets by North American integrated steel producers; changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production and imports into the United States and Canada of semi-finished steel or pig iron; the impact of consolidation and rationalization in the steel industry; timing of changes in customer coal inventories; changes in, renewal of and acquiring new long-term coal supply arrangements; inherent risks of coal mining beyond either company’s control; environmental laws, including those directly affecting coal mining production and those affecting customers’ coal usage; competition in coal markets; railroad, barge, truck and other transportation performance and costs; the geological characteristics of Central and Northern Appalachian coal reserves; availability of mining and processing equipment and parts; assumptions concerning economically recoverable coal reserve estimates; difficulties in maintaining relationships with customers, employees or suppliers; and the risks that are described from time to time in Cliffs’ and Alpha’s respective reports filed with the SEC, including each of Cliffs’ and Alpha’s annual report on Form 10-K for the year ended Dec. 31, 2007, and quarterly report on Form 10-Q for the quarter ended Sept. 30, 2008, as such reports may have been amended. This document speaks only as of its date, and Cliffs and Alpha each disclaims any duty to update the information herein.

ANRG

Contact Information:

Steve Baisden Director, Investor Relations and Corporate Communications Cliffs Natural Resources Inc. 216/694-5280 steve.baisden@cliffsnr.com	Ted Pile Vice President-Communications & Corporate Affairs Alpha Natural Resources 276/623-2920 tpile@alphanr.com

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